Exhibit 21

Nathan's Famous, Inc.
SUBSIDIARIES
State of
Company Name	Incorporation

Nathan's Famous, Inc.	Delaware
Nathan's Famous Operating Corp.	Delaware
Nathan's Famous Systems, Inc.	Delaware
Nathan's Famous Services, Inc.	Delaware
Nathan's Famous of Times Square, Inc.	New York
Nathan's Famous of New Jersey, Inc.	New Jersey
Nathan's Roadside Rest, Inc.	New York
Nathan's Famous of Yonkers, Inc.	New York
Nathan's Famous of Kings Plaza, Inc.	New York
Nathan's Famous of Farmingdale, Inc.	New York
Namasil Realty Corp.	New York
Nathan's Famous, of Lynbrook, Inc.	Delaware
NF Treachers Corp.	Delaware
6300 NW 31 Avenue Corp.	Florida
NF Roasters Corp.	Delaware
NF Roasters of Commack, Inc.	New York
NF Roasters of Rockville Center, Inc.	New York